As filed with the Securities and Exchange Commission on October 7, 1999.
                          Registration No.333-_______

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             -----------------------

                         POST EFFECTIVE AMENDMENT NO. 2
                                       on
                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                             -----------------------

                               CYBERSHOP.COM, INC.

                (formerly known as Cybershop International, Inc.)
             (Exact name of registrant as specified in its charter)

             Delaware                                     13-3979226
  (State or other jurisdiction              (I.R.S. Employer Identification No.)
of incorporation or organization)

                                116 Newark Avenue
                          Jersey City, New Jersey 07302
                                 (201) 234-5000

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

             Jeffrey S. Tauber, Chairman and Chief Executive Officer
                               Cybershop.com, Inc.
                                116 Newark Avenue
                          Jersey City, New Jersey 07302

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:
                             Walter M. Epstein, Esq.
                               Davis & Gilbert LLP
                                  1740 Broadway
                            New York, New York 10019
                                 (212) 468-4800

                             -----------------------

Approximate date of commencement of proposed sale to the public: On such date as the selling stockholders shall elect to commence sales to the public following the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------------------
  Title of each class of          Amount to be            Maximum Offering            Proposed Maximum            Amount of
securities to be registered        registered            Price per Share (1)      Aggregate Offering Price     Registration Fee
-------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$.001 per share                 2,265,076 shares               $5.8125                   $13,165,754                $4,540
-------------------------------------------------------------------------------------------------------------------------------

(1) Based on the average of the high and low sale prices of the Common Stock reported on the Nasdaq National Market on September 30, 1999 of $5.8125 per share, solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

Pursuant to Rule 429 under the Securities Act of 1933, the prospectus included in this Registration Statement also refers to 465,450 shares for resale by selling stockholders under Post-Effective Amendment No. 1 to Registration Statement of Form S-3 (File No. 333-75501) previously filed in respect of which a filing fee of $1,950 has been paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Prospectus

                               Cybershop.com, Inc.
                                  Common Stock
                                2,730,526 Shares

      This is an offering of up to 2,730,526 shares by selling stockholders. We have issued to the selling stockholders 959,616 shares. The rest of the shares covered by this offering are shares which are reserved for issuance upon the exercise of warrants. We will not receive any of the sale proceeds from the sale of shares by the selling stockholders.

      Our shares currently trade on the Nasdaq National Market (Trading Symbol:
Nasdaq National Market - CYSP). On September 30, 1999 the last sale price was $5.8125 per share.

      Investing in the company involves a high degree of risk. You should purchase shares only if you can afford a complete loss. You should carefully read and review this prospectus including the "Risk Factors" beginning on page 4 before deciding whether to buy shares in this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                        Prospectus dated October 7, 1999.

Principal Executive Offices:        Cybershop.com, Inc.
                                    116 Newark Avenue
                                    Jersey City, New Jersey 07302
                                    (201) 234-5000

There follows a summary of important information on our business.

Our Business:                       We are a leading online retailer of
                                    discounted, or "off-price," quality
                                    brand-name apparel, electronics, appliances and home accessories, toys and games, gifts, and watches at our on-line stores located at cybershop.com and electronics.net and through our newly acquired store toolsforliving.com, which will be integrated into our cybershop.com store later this year. All of the products sold by us are manufactured by others.

                                    cybershop.com

                                    Our flagship online store, accessed at
                                    cybershop.com, sells well-known brand name apparel, home accessories and toys at deep discounts of between 20% to 80%. Our site provides high quality color pictures and detailed information and recommendations that are conveniently organized by brand and category. Shoppers can search and browse throughout the store and place selected merchandise in a virtual shopping cart that facilitates the process of collecting items, subtotaling purchases before reaching the purchase decision and having them shipped within 24 hours of purchasing.

                                    electronics.net

                                    On June 14, 1998, we entered into a joint venture to develop a new online store with TOPS Appliance City, Inc., a retailer of electronic merchandise, appliances and computers. The online store, electronics.net was launched in October 1998 and offers a wide selection of brand name electronic merchandise, including television and video equipment, home and car audio equipment, home appliances, home office equipment and related accessories. Recently TOPS announced that it was discontinuing the sale of consumer electronics products. The products which are currently offered by electronics.net are obtained from TOPS. We believe that electronics.net will have sufficient inventory available to it from TOPS to fulfill customer orders through the end of 1999. We are examining long term alternatives for our ongoing involvement in this market segment.

                                    toolsforliving.com

                                    On June 7, 1999, we acquired The Magellan
                                    Group, Inc. a direct to consumer marketer of high quality merchandise in the personal care, health and home accessories categories, which merchandise is promoted on our toolsforliving.com website and through print media campaigns in national consumer magazines which direct our customers to our web site or to order over the phone.

Strategic Alliances:                We have pursued and continue to pursue
                                    strategic alliances in order to generate more visitors to our online stores through referrals from other websites. Our largest alliances are with Yahoo!, Microsoft's
                                    MSN.com and GO2Net. We also have agreements with Inktomi, CompareNet, Amazon.com,
                                    Pricebreak, Y-Path and My Simon. We use many online and offline marketing techniques to increase brand awareness and site traffic.
                                    Our offline print media advertising includes advertising on Time, Fortune, TV Guide, USA
                                    Today, People, New York Times and Parade. We continue to seek strategic partnerships that better utilize the Internet and technology to generate more visits to our online stores with higher order conversion rates. Most recently, we have developed alliances with online search engines focused on shopping comparisons where we have built interfaces between our product databases and the shopping engines, allowing our products to be listed and compared with other products on these shopping engines. We regularly evaluate the return on investment on dollars spent by us on strategic alliances versus increased customer traffic and revenues.

                                    We intend to negotiate additional marketing arrangements with other leading internet search engines, shopping guides and online communities. We believe that these strategic alliances will increase the volume of our shoppers and enhance our brand recognition.

                                    We are also interested in developing joint ventures with partners who can help us to enter new markets and offer new products. Based on our traditional merchandising background combined with our experience as online merchants, we believe we are well positioned to partner with other traditional brick and mortar retailers to build an online presence. Our joint venture with TOPs, electronics.net, is an example where we joined our expertise in online commerce with the existing operations capacity of a traditional consumer electronics retailer seeking to sell its products online.

                                    With considerable experience in traditional and online retailing, our management team has developed a core knowledge in Internet technology and online merchandising. We have, and intend to leverage this knowledge base as well as its infrastructure to build partnerships with successful and high quality traditional retailers.

Recent Developments                 On September 30, 1999 we completed a private
                                    placement of equity securities raising $5.1
                                    million. The financing involved the issuance
                                    of 784,616 shares of common stock at $6.50
                                    per share and warrants to purchase an
                                    aggregate of 156,922 shares of common stock
                                    at an exercise price of $7.50 per share. The
                                    sale price of our common stock and the
                                    exercise price of the warrants issued in the
                                    private placement were both higher than the
                                    last reported sale price of $5.81 on the
                                    Nasdaq National Market on September 30,
                                    1999. As part of the financing another class
                                    of warrants was issued. These warrants
                                    provide the investors with the right to
                                    receive additional shares if the price of
                                    our stock trades below certain levels.
                                    During each of three consecutive 22 business
                                    day periods after the effective date of this
                                    registration statement a formula is applied
                                    to one-third of the shares sold. That
                                    formula is based on determining the average
                                    of the twelve lowest closing bid prices in
                                    the 22 business day period. This average
                                    lowest bid price is divided into a number
                                    equal to one-third of the shares sold
                                    multiplied by the difference between $7.56
                                    and the average lowest bid price If the
                                    average lowest bid price is higher than
                                    $7.56
                                    no additional shares will be issued. If the average lowest bid price is less than $5.00 the Company has the option to pay the cash economic equivalent instead of issuing shares. As an example, if the average lowest bid price for the first period was $6.00 per share, an additional 68,000 shares would be issued. We agreed to register at our expense on a Form S-3 the resale of the 784,616 shares sold in addition to the shares underlying the warrants. None of the investors, together with any affiliate thereof, may beneficially own shares in excess of 4.999% of the outstanding shares of common stock following such conversion.
                                    Such restrictions may be waived by each
                                    selling stockholder as to itself upon not less than 61 days' notice to the company. We are obligated to use our best efforts to keep the Form S-3 effective for up to two years. We will incur substantial penalties if we fail to meet these obligations.

                                  RISK FACTORS

You should consider the following risk factors before deciding to invest in our company.

We have a limited operating history.      We began offering products for sale on
                                          our website in September 1995 and are
                                          still in the early stages of
                                          development. Accordingly, we have a
                                          relatively short operating history
                                          upon which you can evaluate our
                                          business and prospects.

We have had significant losses and        We have incurred significant losses
anticipate further significant losses.    since we began doing business. As of
                                          June 30, 1999, we have had cumulative
                                          losses of $14.7 million, including a
                                          net loss of approximately $7.9 million
                                          for the fiscal year ended December 31,
                                          1998 and a net loss of approximately
                                          $3.7 million for the six months ended
                                          June 30, 1999. We believe that we will
                                          continue to incur significant losses
                                          for the foreseeable future and these
                                          losses may be higher than our current
                                          losses.

We recently refocused our                 We recently refocused the
merchandising strategy and there can      merchandising strategy on our main
be no assurance that it will be           website, cybershop.com, in order to
successful.                               target the outlet store and off-price
                                          market sector. We don't know whether
                                          this refocused marketing strategy will
                                          be successful.

A significant percentage of our revenues  The opportunistic nature of our
may at times be attributed to the sale    merchandising strategy can create
of one or a few products.                 opportunities to buy and sell large
                                          volumes of a particular product or
                                          products. Accordingly, a significant
                                          percentage of our revenues may at
                                          times be attributed to the sale of one
                                          or a few products.

Our recently completed financing could    Under the terms of our recently
result in substantial dilution in the     completed financing, we will have to
future.                                   issue additional shares, without cost,
                                          to the extent that the price of our
                                          common stock trades below a certain
                                          price during the three consecutive 22
                                          business day periods following the
                                          effective date. The dilution could be
                                          substantial.

With the announced shift of TOPS'         Our partner in electronics.net, TOPS,
business strategy, the future operations  has announced it is discontinuing the
of electronics.net will be materially     sale of most products sold by
affected.                                 electronics.net. We do not know
                                          whether electroncs.net can continue to
                                          operate after the end of 1999 unless
                                          we find an alternative supplier. The
                                          loss of this business may have a
                                          negative effect on our ability to sell
                                          electronic merchandise.

Competition is intense in the online      The online retail business is new,
retail business. There can be no          rapidly evolving and intensely
assurance that we will be able to         competitive. We don't know whether we
                                          will be able to compete successfully.
                                          Barriers to entry into the online
                                          retail business are minimal.

compete successfully.                     Our current and potential competition
                                          includes traditional retailers and
                                          non-traditional retailers (such as
                                          television retail and mail order) as
                                          well as other online retailers. Our
                                          success as an online retailer depends
                                          upon our ability to attract customers
                                          to our websites. This requires
                                          significant expenditure on promotion
                                          and advertising costs. Many of our
                                          current and potential competitors have
                                          longer operating histories, larger
                                          customer bases, greater brand
                                          recognition and significantly greater
                                          financial, marketing and other
                                          resources than we have. They may be
                                          able to secure merchandise from
                                          suppliers on more favorable terms, and
                                          may be able to devote greater
                                          resources to marketing and promotional
                                          campaigns, and adopt more aggressive
                                          pricing or inventory availability
                                          policies. They can also devote
                                          substantially more resources to
                                          website and systems development than
                                          we can. We also expect to experience
                                          increased competition from on-line
                                          commerce sites that provide goods and
                                          services at or near cost, relying on
                                          advertising revenues to achieve
                                          profitability. As the on-line commerce
                                          market continues to grow, other
                                          companies may enter into business
                                          combinations or alliances that
                                          strengthen their competitive
                                          positions. Competition in the internet
                                          and online commerce market probably
                                          will intensify. As various internet
                                          market segments attain larger, loyal
                                          customer bases, participants in those
                                          segments may use their market power to
                                          expand into other markets.

Our inability to enter into new           Our ability to generate revenues from
strategic alliances or to maintain        online commerce depends, among other
our existing strategic alliances          things, upon the increased store
could harm our business.                  traffic in our online stores, that we
                                          generate through our strategic
                                          alliances. We can't be sure that our
                                          existing relationships will be
                                          extended beyond their initial terms or
                                          whether the financial or other terms
                                          of any extensions will be favorable.
                                          We also don't know if additional
                                          strategic alliances will be available
                                          to us on acceptable commercial terms.
                                          Our inability to enter into new
                                          strategic alliances or to maintain our
                                          existing strategic alliances could
                                          harm our business.

We will need additional funds to          We believe that our current cash and
maintain our operations at existing       cash equivalents on hand and funds
levels beyond the next 12 months.         that may be generated from operations
There can be no assurance that            will be sufficient to finance our
such financing will be available.         continuing operations for the next 12
                                          months. We will require additional
                                          funds to maintain our operations at
                                          existing levels after this period.
                                          Adequate funds on terms acceptable to
                                          us may not be available to us. Our
                                          inability to obtain sufficient funds
                                          from operations and external sources
                                          would hurt our business.

We do not manufacture any of the          We do not manufacture any merchandise.
merchandise which we sell. We are         Manufacturers and distributors supply
dependent on our relationships with       our online stores and our
our suppliers. Loss of these              direct-to-consumer marketing business.
relationships could harm our              Our current suppliers may decide not
business.                                 to sell to us on our current terms. We
                                          may not be able to establish new
                                          supplier relationships. A change of
                                          terms or the loss of existing supplier
                                          relationships could hurt our business.

Our online revenues and profits are       Our future online revenues and profits
dependent on the continuous growth        are strongly dependent on the
of online commerce.                       widespread acceptance and use of the
                                          Internet by consumers. We don't know
                                          if acceptance and use will continue to
                                          develop or that a sufficiently broad
                                          base of consumers will use the
                                          Internet to shop. The commercial use
                                          of the Internet depends on
                                          improvements in ease of access,
                                          security, reliability, cost and
                                          quality of service.

Security breaches would hurt our          We license technology from third
business.                                 parties to provide security for
                                          customers. Security breaches could
                                          damage our reputation and expose our
                                          business to customer claims.

Restrictive laws and regulations          Due to the increasing popularity and
would result in additional costs          use of the Internet, it is possible
for our business.                         that laws and regulations may be
                                          adopted in the future with respect to
                                          Internet use covering issues such as
                                          user privacy, pricing, content,
                                          copyrights, distribution and quality
                                          of products and services. New laws and
                                          regulations will probably make it more
                                          expensive for us to operate.

We may be sued with respect to            Claims may be made against us for
information retrieved from the            negligence, copyright or trademark
Internet. To the extent these             infringement based on material
lawsuits are not covered by               downloaded from our websites. Our
insurance they could, if decided          insurance may not adequately cover
against us, harm our business.            these potential claims and the costs
                                          incurred in defending against these
                                          claims.

We cannot guarantee that our              We cannot guarantee that our systems
systems will be Year 2000 compliant       will be Year 2000 compliant or that
or that the Year 2000 problem will        the Year 2000 problem will not hurt
not adversely affect our business.        our business. We have been working
                                          with our significant suppliers and
                                          service providers to identify and
                                          resolve Year 2000 issues. Any failure
                                          of their systems could disrupt our
                                          systems. Computers used by our
                                          customers to access our online stores
                                          may not be Year 2000 compliant,
                                          delaying our customers' purchases of
                                          our products.

Systems interruptions will harm our       Customer access to our web sites
business.                                 directly affects the volume of our
                                          orders and our revenues. We may
                                          experience system interruptions that
                                          make our websites temporarily
                                          inaccessible or prevent us from
                                          efficiently fulfilling orders. Our
                                          systems and operations could be
                                          damaged by fire, flood, power loss,
                                          telecommunications failure, break-ins,
                                          earthquake and similar events. We do
                                          not have back-up systems or a formal
                                          disaster recovery plan and we may not
                                          carry sufficient business interruption
                                          insurance to compensate us for losses
                                          from a major interruption.

                                          Our servers are vulnerable to computer
                                          viruses, physical or electronic
                                          break-ins and similar disruptions,
                                          which could lead to additional
                                          interruption and disruptions in our
                                          business.

We may be unable to prevent third         Regulations governing domain names may
parties from acquiring domain names       not protect our servicemarks and
that are similar to or infringe on        similar proprietary rights. We may be
our service marks.                        unable to prevent third parties from
                                          acquiring domain names that are
                                          similar to, infringe upon or diminish
                                          the value of, our servicemarks and
                                          other proprietary rights.

We may not be able to protect our         We have registered the service mark
service marks or our proprietary          Cybershop(R) in the United States and
rights.                                   have applied for registration for
                                          other service marks. Competitors may
                                          adopt product or service names similar
                                          to our service marks, thereby hurting
                                          our ability to build brand identity.
                                          We may not be able to secure
                                          significant protection for these
                                          service marks.

                                          We usually have agreements containing
                                          confidentiality and non-disclosure
                                          provisions with our employees and
                                          consultants covering access to and
                                          distribution of our software,
                                          documentation and other proprietary
                                          information. These agreements may not
                                          prevent theft or misuse. Third parties
                                          may copy or use our software or other
                                          proprietary information without
                                          permission. It is difficult for us to
                                          prevent unauthorized use.

We do not collect sales taxes for         We do not collect sales or other
shipments into most states.               similar taxes for shipments of
Imposition of sales taxes could           merchandise into states other than
harm our business.                        shipments into New Jersey, Missouri
                                          and Connecticut. Such taxes may be
                                          imposed in the future. However, the
                                          Federal government or one or more
                                          states may seek to impose sales tax
                                          collection obligations on out-of-state
                                          companies, such as us, which engage in
                                          online commerce. A successful
                                          assertion that we should collect sales
                                          or other taxes on the sale of
                                          merchandise into such states could
                                          harm our business.

We have never paid dividends              We have never declared or paid a cash
                                          dividend and we do not expect to have
                                          available cash with which to pay cash
                                          dividends in the foreseeable future.

Issuance of authorized preferred          We have authorized 5,000,000 shares of
stock in the future may prevent a         preferred stock which may be issued by
change of control, making the             the Board. Issuance of such preferred
company less attractive as an             stock could delay, deter or prevent a
acquisition candidate.                    change in control, making the company
                                          less attractive as an acquisition
                                          candidate.

                Special Note Regarding Forward-looking Statements

      Some of the statements contained in this prospectus, including information incorporated by reference, discuss future expectations, contain projections of future results of operations or financial condition or provide other "forward-looking" information. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and was derived using numerous assumptions. Important factors that may cause actual results to differ from projections include the risk factors set forth above.

WE HAVE INCORPORATED INFORMATION BY
REFERENCE TO OUR OTHER SEC FILINGS;
YOU CAN OBTAIN MORE INFORMATION
FROM US OR FROM THE SEC

      The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information.

      We incorporate by reference the following documents filed by us with the
SEC:

      o Our Annual Report on Form 10-K for the year ended December 31, 1998 filed with the SEC on March 19, 1999;

      o Our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 filed with the SEC on May 17, 1999;

      o Our Quarterly Report on From 10-Q for the quarter ended June 30, 1999 filed with the SEC on August 13, 1999;

      o All other reports and other documents filed by us pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, since December 31, 1998;

      o Our registration statement on Form 8-A filed on March 11, 1998 registering the common stock under Section 12(g) of the Exchange Act; and

      o All documents and reports subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the filing of a post-effective amendment which indicates that all securities which may be offered hereby have been sold or which deregisters all securities then remaining unsold.

      At your request, we will provide you, without charge, with a copy of any information incorporated by reference in this prospectus. If you want more information, write or call us at:

                               Cybershop.com, Inc.
                                116 Newark Avenue
                          Jersey City, New Jersey 07302
                                 (201) 234-5000
                            Attn: Stephen Del Vecchia

      We have filed a registration statement which includes this prospectus covering this offering with the Securities and Exchange Commission ("SEC"). This prospectus does not contain all the information included in the registration statement. You can request a copy of the registration statement and the exhibits from us to get a more complete description of our company and this offering. We have provided our address and telephone number above if you wish to obtain free copies of the registration statement and exhibits.

      We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference room in Washington D.C., New York, New York and Chicago, Illinois. You can also request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public on the SEC Internet site at http\\www.sec.gov. The registration statement, of which this prospectus forms a part, including all exhibits, has been filed in electronic form with the SEC through EDGAR.

                              SELLING STOCKHOLDERS

      The following table sets forth the number of shares of common stock

      o currently beneficially owned by each selling stockholder,

      o the number of shares owned by each of them included in this prospectus, and

      o the amount and percentage of shares to be owned by each selling stockholder after the sale of all of the shares offered by this prospectus.

      The number of shares indicated includes 230,000 shares of common stock issuable upon exercise of currently exercisable warrants issued to the underwriters in connection with our initial public offering and 1,480,460 shares of common stock issuable upon exercise of warrants issued to the selling stockholders in connection with our recent financing. The list of selling stockholders includes Ian S. Phillips, a director of the company, Howard Kuntz, III, and Ed Mufson, both employees of the company and C.E. Unterberg Towbin and Fahnestock & Co., Inc., the underwriters of our initial public offering. Robert Matluck, a director, is currently a Managing Director of C.E. Unterberg, Towbin. Except for the underwriters and Messrs. Phillips, Kuntz, Mufson and Matluck, none of the selling stockholders has had any position, office or other material relationship with the company within the past three years other than as a result of the ownership of shares or other securities of the company. The information included below is based on information provided by the selling stockholders. The table has been prepared on the assumption that all shares of common stock offered hereby will be sold and is based on 9,396,678 shares of common stock outstanding on October 1, 1999.

      Strong River Investments, Inc. and Montrose Investments L.P., two of the selling stockholders, purchased an aggregate of $5.1 million of securities from us in a private placement transaction which closed on September 30, 1999. As part of that private placement, each of Strong River and Montrose were issued warrants to acquire our common stock. The private placement and the warrants are described in more detail in this Prospectus under the heading "Recent Developments". Holders of the warrants are prohibited from exercising the warrants to acquire common stock to the extent that the exercise would result in the holder, together with any affiliate of the holder, beneficially owning in excess of 4.999% of the outstanding shares following the exercise. This restriction may be waived by the holder on not less than 61 days' notice to us. The number of shares listed in the table below as being beneficially owned by Strong River and Montrose includes the shares of our common stock that are issuable to them upon exercise of their warrants without reference to the 4.999% limitation. Since, after 22 business days after the effective date, the number of shares issuable upon exercise of one of the warrants would change based upon a change in the market price of our common stock prior to exercise, the actual number of shares that will be issued, and consequently the number of shares that will be beneficially owned by Strong River and Montrose, will fluctuate daily and cannot be determined at this time. Because of this fluctuating characteristic, we agreed to register a number of shares that exceeds the number of shares beneficially owned by Strong River and Montrose. Accordingly, the number of shares shown for Strong River and Montrose in the table below under the column "Shares Offered" exceeds the number of shares shown as beneficially owned by them. However, the 4.999% limitation would not prevent Strong River and Montrose from purchasing and selling in excess of 4.999% of our common stock through a series of acquisitions and sales under the warrants.

                                                                                 Shares             Percentage of
                                          Shares               Shares          Owned After          Shares Owned
Name                                Beneficially Owned        Offered           Offering           After Offering
----                                ------------------        -------           --------           --------------
Big Wave NV                               60,450               60,450               0                     0
C. E. Unterberg, Towbin                   138,000             138,000               0                     0
Fahnestock & Co. Inc.                     53,220               53,220               0                     0
Henry P. Williams                         15,050               15,050               0                     0
Roger D. Elsas                             8,960               8,960                0                     0
Philip W. Ho                               7,000               7,000                0                     0
William R. Armstrong, Jr.                  3,500               3,500                0                     0
Frank Colen                                2,870               2,870                0                     0
Yvonne K. Furrer                            700                 700                 0                     0
Kathy Wilson                                700                 700                 0                     0
Ian S. Phillips                           510,000              76,500            433,500                 4.6%
Howard Kuntz III                          490,000              73,500            416,500                 4.4%
Ed Mufson                                 250,000              25,000            225,000                 2.4%
Strong River Investments, Inc.          470,769 (1)        1,132,538 (2)            0                     0
Montrose Investments L.P.               470,769 (1)        1,132,538 (2)            0                     0

----------
(1) Consists of 392,308 shares and immediately exercisable warrants to purchase 78,461 shares. Does not include 661,769 warrants to purchase additional shares which warrants are not currently exercisable.

(2) Includes 661,769 shares which may be issuable on exercise of warrants which are not currently exercisable.

                              PLAN OF DISTRIBUTION

      The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

      o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

      o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

      o an exchange distribution in accordance with the rules of the applicable exchange;

      o     privately negotiated transactions;

      o     short sales;

      o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

      o     a combination of any such methods of sale; and

      o     any other method permitted pursuant to applicable law.

      The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

      The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in securities of the company or derivatives of company securities and may sell or deliver shares in connection with these trades. The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

      Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

      The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

      The company is required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders. The company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

      Section 145 of the General Corporation Law of Delaware grants each Delaware corporation the power to indemnify its officers, directors, employees and agents against liabilities arising out of any action or proceeding to which any of them is a party by reason of being such officer, director, employee or agent. Our certificate of incorporation provides for the indemnification of the company's officers, directors, employees and agents, to the fullest extent permitted by the General Corporation Law of Delaware. Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or persons controlling the company pursuant to the provisions of Delaware law and our certificate of incorporation, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                  LEGAL MATTERS

      The validity of the shares being offered in this prospectus is being passed upon for us by Davis & Gilbert LLP, 1740 Broadway, New York, New York, 10019.

                                     EXPERTS

      The consolidated financial statements and schedule incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports and are included herein in reliance on their authority as experts in giving these reports.

================================================================================
Until ______________, all dealers that effect transactions in these securities may be required to deliver a prospectus.

We have not authorized any person to give any information or to make any representations other than those contained in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus as if we had authorized it. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which they relate nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any state or other jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The information contained in this prospectus is accurate as of the date of its cover. When we deliver this prospectus or make a sale pursuant to this prospectus, we are not implying that the information is current as of the date of the delivery of the sale.

                          ----------------------------

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

Prospectus Summary ...........................................................2
Risk Factors .................................................................4
Selling Stockholders .........................................................8
Plan of Distribution .........................................................9
Disclosure of Commission Position on
   Indemnification For Securities Act Liabilities............................10
Legal Matters ...............................................................10
Experts......................................................................10

================================================================================

================================================================================

                                2,730,526 Shares


                                 CYBERSHOP.COM,
                                      INC.


                                  Common Stock


                                ----------------

                                   PROSPECTUS

                                ----------------

                                 October 7, 1999

================================================================================

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

      The company will bear no expenses in connection with any sale or other distribution by the selling stockholders of the shares being registered other than the expenses of preparation and distribution of this registration statement and the prospectus included in this registration statement. Such expenses are set forth in the following table. All of the amounts are estimates except the Securities and Exchange Commission filing fee.

Item 14.   Other Expenses of Issuance and Distribution.

           SEC registration fee .........................................$4,590
           Accounting fees and expenses..................................$2,500
           Legal fees and expenses......................................$25,000
           Printing expenses.............................................$3,000
           Miscellaneous.................................................$4,910
                                                                        -------

               Total....................................................$40,000

-----------

Item 15. Indemnification of Directors and Officers.

      Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify its directors and officers, as well as other employees and individuals, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation - a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification in which the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

      The Registrant's Bylaws requires indemnification to the full extent permitted under Delaware law. Subject to any restrictions imposed by Delaware law, the Bylaws provide an unconditional right to indemnification for all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by any person in connection with any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (including, to the extent permitted by law, any derivative action) by reason of the fact that such person is or was serving as a director or officer of the Registrant or that, being or having been a director or officer of the Registrant, such person is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Bylaws also provide indemnification to its employees and agents with the same scope and effect as the foregoing indemnification of directors and officers.

      Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (1) any breach of the director's duty of loyalty to the corporation or its stockholders,
(2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (4) any transaction from which the director derived an improper personal benefit.

      The Registrant's certificate of incorporation provides that to the full extent of the DGCL, as it now exists or may hereafter be amended, a director of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment to or repeal of such provision shall not adversely affect any right or protection of a director of the Registrant existing at the time of such repeal or modification.

      Insurance for the Registrant's directors and officers, against expenses and liabilities in connection with the defense of actions, suits or proceedings to which they may be parties by reason of having been directors or officers of the Registrant, is provided by the Registrant.

Item 16.          Exhibits.

Exhibit           Description
-------           -----------

   1              Not Applicable

   2              Not Applicable

   4 Instruments defining the rights of security holders, including indentures:

                  (A) Certificate of incorporation, as amended (Incorporated by reference to the company's registration statement on Form S-1 (File No: 333-42707) effective March 23, 1998) and the Company's quarterly report on Form 10-Q for quarter ended June 30, 1999).

                  (B) By-Laws (Incorporated by reference to the company's registration statement on Form S-1 (File No: 333-42707) effective March 23, 1998).

                  (C) Specimen Common Stock Certificate (Incorporated by reference to the company's registration statement on Form S-1 (File No: 333-42707) effective March 23, 1998.

                  (D) Form of Warrant dated September 30, 199 issued to Strong River Investments, Inc. and Montrose Investments L.P.

                  (E) Form of Warrant dated September 30, 1999 issued to Strong River Investments, Inc. and Montrose Investments L.P.

   5              Opinion of Davis & Gilbert LLP, herewith filed

   8              Not Applicable

   12             Not Applicable

   15             Not Applicable

   23.1           Consent of Arthur Andersen LLP, filed herewith

   23.2 Consent of Davis & Gilbert LLP (included in the opinion filed as Exhibit No. 5)

   24             Not Applicable

   25             Not Applicable

   26             Not Applicable

   27             Not Applicable

Item 17. Undertakings.

      (a) The undersigned registrant hereby undertakes:

      (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

            (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement;

            (iii) To include any additional or changed material information with respect to the plan of distribution:

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required in a post-effective amendment is incorporated by reference from periodic reports filed with the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act").

      (2) That, for the purpose of determining any liability under the Securities Act, the undersigned will treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

      (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the company's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the company, pursuant to the provisions described in Item 15 above, or otherwise, the company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by a director, officer or controlling person of the company in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (d) The undersigned Registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be the initial bona fide offering thereof.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jersey City in the State of New Jersey on October 5, 1999.

                                        CYBERSHOP.COM, INC.


                                        By /s/ Jeffrey S. Tauber
                                           ------------------------------------
                                           Jeffrey S. Tauber
                                           Chairman and Chief Executive Officer
                                           President and Director

      Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature                                                          Date
---------                                                          ----


/s/ Jeffrey S. Tauber                                         October 5, 1999
------------------------------------
Jeffrey S. Tauber
Chairman and Chief Executive Officer
President (Principal Executive Officer) and Director


/s/ Jeffrey Leist                                             October 5, 1999
------------------------------------
Jeffrey Leist
Chief Operating Officer and Chief Financial Officer
(Principal Accounting and Financial Officer)


/s/ Warren Struhl                                             October 5, 1999
------------------------------------
Warren Struhl
Director


/s/ Robert Matluck                                            October 5, 1999
------------------------------------
Robert Matluck
Director


/s/ Michael Kempner                                           October 5, 1999
------------------------------------
Michael Kempner
Director


/s/ Ian S. Phillips                                           October 5, 1999
------------------------------------
Ian S. Phillips
Director